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                                                                  Exhibit (b)(7)

                              FIRSTAR FUNDS, INC.

                             Amendment of By-Laws
             Adopted by the Board of Directors on August 24, 2000



Amendments to By-Laws.
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          RESOLVED, that, effective October 31, 2000, the first sentence of
     Section 1, Article III of the By-Laws be amended and restated as follows:

          "The Board of Directors shall consist of six (6) members."

          RESOLVED, that effective November 8, 2000, the first sentence of
     Section 1, Article III of the By-Laws be amended and restated as follows:

          "The Board of Directors shall consist of eleven (11) members."